EXHIBIT 4.18




                          SECURITIES PURCHASE AGREEMENT

         THIS SECURITIES PURCHASE AGREEMENT, dated as of August 3, 1999, is entered into by and among ADVANCED VIRAL RESEARCH CORP., a Delaware corporation (the "Company") and FOCUS INVESTORS LLC, a Delaware limited liability company (the "Purchaser").

                              W I T N E S S E T H:

         WHEREAS, the Company and the Purchaser are executing and delivering this Agreement in reliance upon the exemptions from registration provided by Regulation D ("Regulation D") promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), and/or Section 4(2) of the Securities Act; and

         WHEREAS, the Purchaser wishes to purchase, and the Company wishes to issue, upon the terms and subject to the conditions of this Agreement, an aggregate of 20 units (the "Units"), each Unit consisting of $100,000 principal amount of the Company's 7% Convertible Debentures (the "Debentures") and Series W Warrants to purchase 50,000 shares of Common Stock of the Company (the "Warrants" and, together with the Debentures, the "Securities"). The Debentures are convertible, at the holder's option, into the Company's common stock, par value $.00001 per share (the "Common Stock"), on the terms set forth therein, and the Warrants may be exercised for the purchase of Common Stock, on the terms set forth therein.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.    AGREEMENT TO PURCHASE; PURCHASE PRICE

                  Closing. The Purchaser hereby agrees to purchase from the Company on the Closing Date (as defined herein) the Units. The Debentures shall be issued in substantially the form attached hereto as Exhibit A, and the Warrants shall be issued in substantially the form attached hereto as Exhibit B. The purchase price for each Unit shall be $100,000, and shall be payable in same day funds.

                  The Debentures and the Warrants to be purchased by the Purchaser hereunder, in definitive form, and in such denominations and registered in such names as the Purchaser or its representative, if any, may request upon notice to the Company, shall be delivered by or on behalf of the Company for the account of the Purchaser, against payment by the Purchaser or on behalf of the purchase price therefor by wire transfer to an account of the Company, all at the offices of Kronish Lieb Weiner & Hellman LLP, at 9:30 a.m., New York time on August 3, 1999, or at such other time and date as the Purchaser (or its representative, as the case may be) and the Company may agree upon in writing, such date being referred to herein as the "Closing Date."

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2.    REPRESENTATIONS AND WARRANTIES OF THE PURCHASER; ACCESS TO
      INFORMATION; INDEPENDENT INVESTIGATION.

                  The Purchaser represents and warrants to, and covenants and agrees with, the Company as follows:

                  a. The Purchaser and each of its equity owners is (i) experienced in making investments of the kind described in this Agreement and the related documents, (ii) able, by reason of the business and financial experience of its management, to protect its own interests in connection with the transactions described in this Agreement and the related documents, and
(iii) able to afford the entire loss of its investment in the Units.

                  b. All subsequent offers and sales of the Debentures, the Warrants, and the Common Stock issuable upon conversion or exercise of the Debentures or the Warrants it shall have purchased, shall be made pursuant to an effective registration statement under the Securities Act or pursuant to an applicable exemption from such registration.

                  c. The Purchaser understands that the Units are being offered and sold to it in reliance upon exemptions from the registration requirements of the United States federal securities laws, and that the Company is relying upon the truth and accuracy of the Purchaser's representations and warranties, and the Purchaser's compliance with its agreements, each as set forth herein, in order to determine the availability of such exemptions and the eligibility of the Purchaser to acquire the Units.

                  d. The Purchaser: (A) has been provided with sufficient information with respect to the business of the Company and such documents relating to the Company as the Purchaser has requested and the Purchaser has carefully reviewed the same including, without limitation, the Company's Form 10-KSB for the fiscal year ended December 31, 1998 filed with the Securities and Exchange Commission ("the Commission"), (B) has been provided with such additional information with respect to the Company and its business and financial condition as the Purchaser, or the Purchaser's agent or attorney, has requested, and (C) has had access to management of the Company and the opportunity to discuss the information provided by management of the Company and any questions that the Purchaser had with respect thereto have been answered to the full satisfaction of the Purchaser.

                  e. The Purchaser has the requisite corporate power and authority to enter into this Agreement and the registration rights agreement, dated as of the date hereof, between the Company and the Purchaser (the "Registration Rights Agreement").

                  f. This Agreement and the Registration Rights Agreement and the transactions contemplated hereby and thereby, have been duly and validly authorized by the Purchaser; and such agreements, when executed and delivered by each of the Purchaser and the Company will each be a valid and binding agreement of the Purchaser, enforceable in accordance with their respective terms, except to the extent that enforcement of each such agreement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors' rights generally and to general principles of equity.

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3.    REPRESENTATIONS OF THE COMPANY

                  The Company represents and warrants to the Purchaser that:

                  a. Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of the Company's subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction. Each of the Company and its subsidiaries is duly qualified as a foreign corporation in all jurisdictions in which the failure to so qualify would have a material adverse effect on the Company and its subsidiaries taken as a whole.
Schedule 3(a) lists all subsidiaries of the Company and, except as noted therein, all of the outstanding capital stock of such subsidiaries is owned of record and beneficially by the Company.

                  b. Capitalization. On the date hereof, the authorized capital of the Company consists of one billion (1,000,000,000) shares of Common Stock, par value $.00001 per share, of which 303,192,035 shares are issued and outstanding. Schedule 3(b) sets forth all of the options, warrants and convertible securities of the Company, and any other rights to acquire securities of the Company (collectively, the "Derivative Securities") which are outstanding on the date hereof, including in each case (i) the name and class of such Derivative Securities, (ii) the issue date of such Derivative Securities,
(iii) the number of shares of Common Stock of the Company into which such Derivative Securities are convertible as of the date hereof, (iv) the conversion or exercise price or prices of such Derivative Securities as of the date hereof,
(v) the expiration date of any conversion or exercise rights held by the owners of such Derivative Securities and (vi) any registration rights associated with such Derivative Securities.

                  c. Concerning the Common Stock and the Warrants. The Common Stock issuable upon conversion of the Debentures, and upon exercise of the Warrants, when issued, shall be duly and validly issued, fully paid and non-assessable, will not be subject to preemptive rights and will not subject the holder thereof to personal liability by reason of being such a holder. There are currently no preemptive rights of any stockholder of the Company, as such, to acquire the Units, or the Common Stock issuable to the Purchaser pursuant to the terms of the Debentures and the Warrants.

                  d. Reporting Company Status. The Common Stock is registered under Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Company has duly filed all materials and documents required to be filed pursuant to all reporting obligations under either Section 13(a) or 15(d) of the Exchange Act, if any, prior to the offer and sale of the Units. The Common Stock is listed and traded on the OTC Bulletin Board ("OTC" or the "Bulletin Board"), and the Company is not aware of any pending or contemplated action or proceeding of any kind to suspend the trading of the Common Stock.

                  e. Authorized Shares. The Company has available a sufficient number of authorized and unissued shares of Common Stock as may be necessary to effect the conversion of the Debentures and the exercise of the Warrants. The Company understands and acknowledges the potentially dilutive effect to the Common Stock of the issuance of shares of Common Stock upon

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conversion of the Debentures and the exercise of the Warrants. The Company further acknowledges that its obligation to issue shares of Common Stock upon conversion of the Debentures and upon exercise of the Warrants is absolute and unconditional regardless of the dilutive effect that such issuance may have on the ownership interests of other stockholders of the Company and notwithstanding the commencement of any case under 11 U.S.C. ss. 101 et seq. (the "Bankruptcy Code"). In the event the Company becomes a debtor under the Bankruptcy Code, the Company hereby waives to the fullest extent permitted any rights to relief it may have under 11 U.S.C. ss. 362 in respect of the conversion of the Debentures and the exercise of the Warrants. The Company agrees, without cost or expense to the Purchaser, to take or consent to any and all action necessary to effectuate relief under 11 U.S.C. ss. 362; provided, however, that the Company makes no representation that any such relief is attainable.

                  f. Legality. The Company has the requisite corporate power and authority to enter into this Agreement and the Registration Rights Agreement, and to issue and deliver the Debentures, the Warrants, and the Common Stock issuable upon conversion of the Debentures and the exercise of the Warrants.

                  g. Transaction Agreements. This Agreement, the Registration Rights Agreement, the Debentures and the Warrants (collectively, the "Primary Documents"), and the transactions contemplated hereby and thereby, have been duly and validly authorized by the Company; this Agreement has been duly executed and delivered by the Company and this Agreement is, and the other Primary Documents, when executed and delivered by the Company, will each be, a valid and binding agreement of the Company, enforceable in accordance with their respective terms, except to the extent that enforcement of each of the Primary Documents may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors' rights generally and to general principles of equity.

                  h. Non-contravention. The execution and delivery of this Agreement and each of the other Primary Documents, and the consummation by the Company of the transactions contemplated by this Agreement and each of the other Primary Documents, does not and will not conflict with or result in a breach by the Company of any of the terms or provisions of, or constitute a default under, the Articles of Incorporation or By-laws of the Company, or any material indenture, mortgage, deed of trust or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which they or any of their properties or assets are bound, or any existing applicable law, rule, or regulation or any applicable decree, judgment or order of any court or United States or foreign federal or state regulatory body, administrative agency, or any other governmental body having jurisdiction over the Company, its subsidiaries, or any of their properties or assets. Except as set forth on
Schedule 3(h), neither the filing of the registration statement required to be filed by the Company pursuant to the Registration Rights Agreement nor the offering or sale of the Units, the Debentures, or the Warrants as contemplated by this Agreement gives rise to any rights, other than those which have been waived or satisfied on or prior to the Closing Date, for or relating to the registration of any shares of the Common Stock (or will be satisfied upon the effectiveness of the registration statement covering the Securities contemplated by the Registration Rights Agreement (the "Required Registration Statement")).

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                  i. Approvals. No authorization, approval or consent of any court, governmental body, regulatory agency, self-regulatory organization, stock exchange or market or the stockholders of the Company is required to be obtained by the Company for the entry into or the performance of this Agreement and the other Primary Documents; provided, however, that the performance of this Agreement and the other Primary Documents is subject to compliance with the registration requirements of the Commission.

                  j. SEC Filings. Except as set forth in Schedule 3(j), none of the reports or documents filed by the Company with the Commission since January 1, 1997 contained, at the time they were filed, any untrue statement of a material fact or omitted to state any material fact required to be stated therein, or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

                  k. Stabilization. Neither the Company, nor any of its affiliates, has taken or may take, directly or indirectly, any action designed to cause or result in, or which has constituted or which might reasonably be expected to constitute, the stabilization or manipulation of the price of the shares of Common Stock.

                  l. Absence of Certain Changes. Except as disclosed in the Company's public filings with the Commission, since December 31, 1998, there has been no material adverse change nor any material adverse development in the business, properties, operations, financial condition, prospects, outstanding securities or results of operations of the Company.

                  m. Full Disclosure. There is no fact known to the Company (other than general economic conditions known to the public generally) that has not been disclosed in writing to the Purchaser (i) that could reasonably be expected to have a material adverse effect upon the condition (financial or otherwise) or the earnings, business affairs, properties or assets of the Company or (ii) that could reasonably be expected to materially and adversely affect the ability of the Company to perform the obligations set forth in the Primary Documents.

                  n. Title to Properties; Liens and Encumbrances. The Company has good and marketable title to all of its material properties and assets, both real and personal, and has good title to all its leasehold interests, in each case subject only to mortgages, pledges, liens, security interests, conditional sale agreements, encumbrances or charges created in the ordinary course of business.

                  o. Patents and Other Proprietary Rights. Attached hereto as
Schedule 3(o) is a complete list of all patents, patent applications, trademarks, service marks and trade names owned by the Company or any of its subsidiaries and the current status thereof. To the best knowledge of the Company, the rights of the Company in the scheduled intangible properties do not conflict with or constitute an infringement on the rights of others.

                  p. Permits. Except as set forth in Schedule 3(p), the Company has all franchises, permits, licenses and any similar authority necessary for the conduct of its business as now conducted, the lack of which would materially and adversely affect the business or financial

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condition of the Company. The Company is not in default in any respect under any of such franchises, permits, licenses or similar authority.

                  q. Absence of Litigation. Except as disclosed in the Company's public filings with the Commission, there is no action, suit, proceeding, inquiry or investigation before or by any court, public board or body pending or, to the knowledge of the Company or any of its subsidiaries, threatened against or affecting the Company or any of its subsidiaries, in which an unfavorable decision, ruling or finding would have a material adverse effect on the properties, business, condition (financial or other) or results of operations of the Company and its subsidiaries, taken as a whole, or the transactions contemplated by the Primary Documents, or which would adversely affect the validity or enforceability of, or the authority or ability of the Company to perform its obligations under, the Primary Documents.

                  r. No Default. Except as set forth in Schedule 3(r), each of the Company and its subsidiaries is not in default in the performance or observance of any obligation, covenant or condition contained in any indenture, mortgage, deed of trust or other instrument or agreement to which it is a party or by which it or its property may be bound.

                  s. Transactions with Affiliates. Except as disclosed in the Company's public filings with the Commission, there are no agreements, understandings or proposed transactions between the Company and any of its officers, directors or affiliates that, had they existed on December 31, 1998, would have been required to be disclosed in the Company's 1998 Annual Report to stockholders.

                  t. Employment Matters. The Company is in compliance in all material respects with all presently applicable provisions of the Employee Retirement Income Security Act of 1974, as amended, including the regulations and published interpretations thereunder ("ERISA"); no "reportable event" (as defined in ERISA) has occurred with respect to any "pension plan" (as defined in ERISA) for which the Company would have any liability; the Company has not incurred and does not expect to incur liability under (i) Title IV of ERISA with respect to termination of, or withdrawal from, any "pension plan" or (ii) Sections 412 or 4971 of the Internal Revenue Code of 1986, as amended, including the regulations and published interpretations thereunder (the "Code"); and each "pension plan" for which the Company would have any liability that is intended to be qualified under Section 401(a) of the Code is so qualified in all material respects and nothing has occurred, whether by action or by failure to act, which would cause the loss of such qualification.

                  u. Insurance. The Company maintains property and casualty, general liability, personal injury and other similar types of insurance with financially sound and reputable insurers that is adequate, consistent with industry standards and the Company's historical claims experience. The Company has not received notice from, and has no knowledge of any threat by, any insurer (that has issued any insurance policy to the Company) that such insurer intends to deny coverage under or cancel, discontinue or not renew any insurance policy covering the Company or any of its Subsidiaries presently in force.

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                  v. Taxes. All applicable tax returns required to be filed by the Company and each of its subsidiaries have been prepared and filed in compliance with all applicable laws, or if not yet filed, have been granted extensions of the filing dates which extensions have not expired, and all taxes, assessments, fees and other governmental charges upon the Company, its subsidiaries, or upon any of their respective properties, income or franchises, shown in such returns and on assessments received by the Company or its subsidiaries to be due and payable have been paid, or adequate reserves therefor have been set up if any of such taxes are being contested in good faith; or if any of such tax returns have not been filed or if any such taxes have not been paid or so reserved for, the failure to so file or to pay would not in the aggregate have a material adverse effect on the business or financial condition of the Company and its subsidiaries, taken as a whole.

                  w. Foreign Corrupt Practices Act. Neither the Company nor any of its directors, officers or other employees has (i) used any Company funds for any unlawful contribution, endorsement, gift, entertainment or other unlawful expense relating to any political activity; (ii) made any direct or indirect unlawful payment of Company funds to any foreign or domestic government official or employee; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other similar payment to any person.

                  x. Internal Controls. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurances that transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets.

                  y. Investment Company Act. The Company is not conducting, and will not conduct, its business in a manner which would cause it to become, an "investment company," as defined in Section 3(a) of the Investment Company Act of 1940, as amended.

                  z. Agent Fees. Other than a $100,000 payment to Tandem Venture Partners, Ltd. as placement agent, the Company has not incurred any liability for any finder's or brokerage fees or agent's commissions in connection with the offer and sale of the transactions contemplated by this Agreement.

                  aa. Private Offering. Subject to the accuracy of the Purchaser's representations and warranties set forth in Section 2 hereof, (i) the offer, sale and issuance of the Units and the other securities and (ii) the conversion and/or exercise of such securities into shares of Common Stock, each as contemplated by this Agreement, are exempt from the registration requirements of the Securities Act. The Company agrees that neither the Company nor anyone acting on its behalf will offer any of the Units, the Debentures, the Warrants, or any similar securities for issuance or sale, or solicit any offer to acquire any of the same from anyone so as to render the issuance and sale of such securities subject to the registration requirements of the Securities Act. The Company has not offered or sold the Units by any form of general solicitation or general advertising, as such terms are used in Rule 502(c) under the Securities Act.

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                  bb. Full Disclosure. The representations and warranties of the
Company set forth in this Agreement (and the schedules thereto) do not contain any untrue statement of a material fact or omit any material fact necessary to make the statements contained herein, in light of the circumstances under which they were made, not misleading.

4.    CERTAIN COVENANTS AND ACKNOWLEDGMENTS.

                  a. Transfer Restrictions. The Purchaser acknowledges that, except as provided in the Registration Rights Agreement, (1) neither the Units, the Debentures, the Warrants, nor the Common Stock issuable upon conversion of the Debentures or upon exercise of the Warrants, have been, and are not being, registered under the Securities Act, and may not be transferred unless (A) subsequently registered thereunder or (B) they are transferred pursuant to an exemption from such registration; and (2) any sale of the Debentures, the Warrants or the Common Stock issuable upon conversion or exchange thereof (collectively, the "Securities") made in reliance upon Rule 144 under the Securities Act may be made only in accordance with the terms of said Rule. The provisions of Section 4(a) and 4(b) hereof, together with the rights of the Purchaser under this Agreement and the other Primary Documents, shall be binding upon any subsequent transferee of the Debentures and the Warrants.

                  b. Restrictive Legend. The Purchaser acknowledges and agrees that, until such time as the Securities shall have been registered under the Securities Act or the Purchaser demonstrates to the reasonable satisfaction of the Company and its counsel that such registration shall no longer be required, such Securities may be subject to a stop-transfer order placed against the transfer of such Securities, and such Securities shall bear a restrictive legend in substantially the following form:

                  THESE SECURITIES (INCLUDING ANY UNDERLYING SECURITIES) HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR AN OPINION OF COUNSEL OR OTHER EVIDENCE REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION SHALL NO LONGER BE REQUIRED.

                  c. Filings. The Company undertakes and agrees that it will make all required filings in connection with the sale of the Securities to the Purchaser as required by United States laws and regulations, or by any domestic securities exchange or trading market, and if applicable, the filing of a notice on Form D (at such time and in such manner as required by the Rules and Regulations of the Commission), and to provide copies thereof to the Purchaser promptly after such filing or filings.

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                  d. OTC Bulletin Board Listing. The Company agrees and
covenants that it will not seek to have the trading of its Common Stock on the Bulletin Board suspended or terminated, will use its best efforts to maintain its eligibility for trading on the Bulletin Board (including, the selection of one or more broker-dealers as "market makers" in the Common Stock on the Bulletin Board, and the provision of all information to such parties as they shall require in order to maintain such eligibility) and, if such trading of its Common Stock is suspended or terminated, will use its best efforts to requalify its Common Stock or otherwise cause such trading to resume.

                  e. Reporting Status. So long as the Purchaser beneficially owns either (i) at least 10% of the aggregate face amount of the Debentures originally issued on the Closing Date or (ii) Warrants covering a minimum of 10% of the shares of Common Stock issuable upon exercise of the Warrants originally issued on the Closing Date, the Company shall timely file all reports required to be filed with the Commission pursuant to Section 13 or 15(d) of the Exchange Act and shall not terminate its status as an issuer required to file reports under the Exchange Act even if the Exchange Act or the rules and regulations thereunder would permit such termination.

                  f. State Securities Filings. The Company shall from time to time promptly take such action as the Purchaser or any of its representatives, if applicable, may reasonably request to qualify the Securities for offering and sale under the securities laws (other than United States federal securities laws) of the jurisdictions of the United States as shall be so identified to the Company, and to comply with such laws so as to permit the continuance of sales therein; provided that in connection therewith, the Company shall not be required to qualify (i) as a foreign corporation or to file a general consent to the service of process in any jurisdiction and (ii) in more than five states.

                  g. Use of Proceeds. The Company will use all of the net proceeds from the issuance of the Units for research and development with respect to the Company's products, and for working capital.

                  h. Reservation of Common Stock. The Company will at all times have authorized and reserved for the purpose of issuance a sufficient number of shares of Common Stock to provide for the conversion of the Debentures and the exercise of the Warrants. The Company will use its best efforts at all times to maintain a number of shares of Common Stock so reserved for issuance that is no less than two (2) times the number that is then actually issuable upon the conversion of the Debentures and the exercise in full of the Warrants.

                  i. Restrictions on Certain Future Financings. (a) The provisions of this Section 4i shall apply at any time during the period ending on the date that is one hundred and eighty (180) days following the date of effectiveness of the Required Registration Statement; provided that if the Purchaser shall be unable to sell the Common Stock pursuant to the Required Registration Statement for any number of days after the effectiveness of the Required Registration Statement, the provisions of this Section 4i shall apply for an additional number of days equal to the number of days during which the Purchaser is unable to convert the Debentures as aforesaid. In the event the Company determines to offer to issue its equity securities (including any security convertible into, or exercisable or exchangeable into, or exercisable for, such an equity security) in a financing, then the Company shall promptly give notice of such offer to the Purchaser (the "Notice of Offer") stating

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the terms of the offer, including the securities proposed to be sold (the
"Proffered Securities"), the proposed purchase price of the Proffered Securities (the "Offer Price") and other material terms pertaining thereto. The Purchaser shall have the right to purchase (the "Purchase Option"), exercisable by notice of exercise given within 15 days after the Notice of Offer, the Proffered Securities for the Offer Price. A notice of exercise shall state the time and date (not later than 30 days after notice of exercise is given) (the "Sale Date") for consummation of the purchase of the Proffered Securities. Upon the giving of a notice of exercise, the exercising party shall be obligated on the Sale Date to purchase the Proffered Securities, and the Company shall be obligated on such date to sell the same in accordance herewith.

                  (b) The closing of the purchase and sale of Proffered Securities pursuant to the exercise of the Purchase Option shall be held at the principal office of the Company, at the Sale Date (or such other date and time agreed to between the parties). At such closing, (i) the Purchaser shall deliver to the Company payment for the Proffered Securities in immediately available U.S. funds and (ii) the Company shall issue and deliver to the Purchaser such instruments as the Purchaser shall reasonably request to effect such transaction.

                  (c) If the option periods provided for in Section 4i(a) shall expire without prior exercise of the related options, the Company may sell the Proffered Securities to any other investor within 90 days after such expiration at the Offer Price and upon the terms set forth in the Notice of Offer, or on terms more favorable to the Company than those set forth in the Notice of Offer. In the event that the Offer Price exceeds $2 million, upon the closing of such sale pursuant to this Section 4i(c), the rights granted to the Purchaser in
Section 4i(a) shall terminate.

                  j. Additional Registration Statements. At any time during the period ending on the first date that follows a total of 90 days following the effectiveness of the Required Registration Statement during which there has been no (i) Registration Default or Blackout Event (each as defined in the Registration Rights Agreement) relating to such Required Registration Statement or (ii) any other delay in the ability of the Purchaser to sell the Common Stock pursuant to the Required Registration Statement, the Company agrees that it will not cause any registration statement (other than the Required Registration Statement) to be declared effective by the Commission.

                  k. Ownership. At no time shall the Purchaser (including its officers, directors and affiliates) maintain in the aggregate beneficial ownership (as defined for purposes of Section 16 of the Exchange Act) of shares of Common Stock in excess of 9.9% of the Company's outstanding Common Stock unless the Purchaser gives the Company at least sixty-one days notice that it intends to go higher.

                  l. Return of Debentures on Conversion and Warrants on Exercise. (i) Upon any conversion by the Purchaser of less than all of the aggregate principal amount outstanding under a Debenture pursuant to the terms thereof, the Company shall issue and deliver to the Purchaser within seven (7) days of the Conversion Date (as defined in the Debenture), a new certificate or certificates for the principal amount of such Debenture which the Purchaser has not yet elected to convert (with the number of and denomination of such new certificate(s) designated by the Purchaser).

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                  (ii) Upon any partial exercise by the Purchaser of the
Warrants, the Company shall issue and deliver to the Purchaser within seven (7) days of the date on which such Warrants are exercised, a new Warrant or Warrants representing the number of adjusted Shares covered thereby, in accordance with the terms thereof.

                  m. Replacement Debentures and Warrants. (i) The certificate representing the Debentures held by the Purchaser shall be exchangeable, at the option of the Purchaser, at any time and from time to time with reasonable frequency and upon reasonable notice at the office of Company, for certificates with different denominations representing an equal aggregate principal amount of Debentures, as requested by the Purchaser upon surrendering the same. No service charge will be made for such registration or transfer or exchange.

                  (ii) The Warrants will be exchangeable, at the option of the Purchaser, at any time and from time to time with reasonable frequency and upon reasonable notice at the office of the Company, for other Warrants of different denominations entitling the holder thereof to purchase in the aggregate the same number of shares of Common Stock as are purchasable under such Warrants.
No service charge will be made for such transfer or exchange.

                  n. Dividends or Distributions; Purchases of Equity Securities. So long as either (i) at least 10% of the aggregate face amount of the Debentures originally issued on the Closing Date or (ii) Warrants covering a minimum of 10% of the shares of Common Stock issuable upon exercise of the Warrants issued on the Closing Date, remain outstanding, the Company agrees that it shall not (a) declare or pay any dividends or make any distributions to any holder or holders of Common Stock, or (b) purchase or otherwise acquire for value, directly or indirectly, any shares of Common Stock or equity security of the Company.

                  o. No Senior Indebtedness. Until the six month anniversary of the Closing Date, the Company agrees that neither the Company nor any direct or indirect subsidiary of the Company shall create, incur, assume, guarantee, secure or in any manner become liable in respect of any indebtedness, or permit any liens, claims or encumbrances to exist against the Company or any direct or indirect subsidiary of the Company or any of their assets, unless pari passu or junior to the Debentures in all respects.

                  p. Maintenance of Corporate Existence, Properties and Leases; Taxes; Insurance. (i) The Company shall and shall cause each of its Material Subsidiaries (as hereinafter defined) to maintain in full force and effect its corporate existence, rights and franchises and all material terms of licenses and other rights to use licenses, trademarks, trade names, service marks, copyrights, patents or processes owned or possessed by it and necessary to the conduct of its business. For purposes of this Agreement, "Material Subsidiary" means any subsidiary with respect to which the Company has directly or indirectly invested, loaned, advanced or guaranteed the obligations of, an aggregate amount exceeding fifteen percent (15%) of the Company's gross assets, or the Company's proportionate share of the assets or net income of which (based on the subsidiary's most recent financial statements) exceed fifteen percent (15%) of the Company's gross assets or net income, respectively, or the gross revenues of which exceed fifteen percent (15%) of the gross revenues of the Company based upon the most recent financial statements of such subsidiary and the Company.

                  (ii) The Company shall and shall cause each of its Material Subsidiaries to keep each of its properties necessary to the conduct of its business in good repair, working order and condition, reasonable wear and tear excepted, and from time to time make all needful and proper repairs, renewals, replacements, additions and improvements thereto; and the Company shall and shall cause its subsidiaries to at all times comply with each material provision of all leases to which it is a party or under which it occupies property.

                  (iii) The Company shall and shall cause each of its subsidiaries to promptly pay and discharge, or cause to be paid and discharged when due and payable, all lawful taxes, assessments and governmental charges or levies imposed upon the income, profits, assets, property or business of the Company and its subsidiaries, and all claims or indebtedness (including, without limitation, claims or demands of workmen, materialmen, vendors, suppliers, mechanics, carriers, warehousemen and landlords) which, if unpaid might become a lien upon the assets or property of the Company or subsidiary; provided, however, that any such tax, assessment, charge or levy need not be paid if the validity thereof shall be contested timely and in good faith by appropriate proceedings, if the Company or subsidiary shall have set aside on its books adequate reserves with respect thereto, and the failure to pay shall not be prejudicial in any material respect to the holders of the Securities, and provided, further, that the Company or subsidiary will pay or cause to be paid any such tax, assessment, charge or levy forthwith upon the commencement of proceedings to foreclose any lien which may have attached as security therefor. The Company shall and shall cause its subsidiaries to pay or cause to be paid all other indebtedness incident to the operations of the Company or subsidiaries.

                  (iv) The Company shall and shall cause each of its subsidiaries to keep its assets which are of an insurable character insured by financially sound and reputable insurers against loss or damage by theft, fire, explosion and other risks customarily insured against by companies in the line of business of the Company or its subsidiaries, in amounts sufficient to prevent the Company or its subsidiaries from becoming a co-insurer of the property insured; and the Company shall and shall cause its subsidiaries to maintain, with financially sound and reputable insurers, insurance against other hazards and risks and liability to persons and property to the extent and in the manner customary for companies in similar businesses similarly situated or as may be required by law, including, without limitation, general liability, fire and product liability insurance as may be required pursuant to any license agreement to which the Company or its subsidiaries is a party or by which it is bound.

                  q. Basic Financial Information. The Company shall furnish the following reports to the Purchaser (or any transferee of any Securities), so long as the Purchaser (or any such transferee) beneficially owns at least (i) 10% of the face amount of the Debentures originally issued on the Closing Date or (ii) Warrants covering a minimum of 10% of the shares of Common Stock issuable upon exercise of the Warrants issued on the Closing Date:

                  (i) within forty-five (45) days after the end of each of the quarterly accounting periods in each fiscal year, unaudited consolidated statements of income and retained earnings of the Company and its subsidiaries for such quarterly period and for the period from the beginning of such fiscal year to the end of such quarterly period, together with consolidated balance sheets of the Company and its subsidiaries as at the end of each quarterly period, setting forth in each case comparisons to corresponding periods in the preceding fiscal year, which statements will be prepared in accordance with generally accepted accounting principles, consistently applied;

                  (ii) within ninety (90) days after the end of each fiscal year, consolidated statements of income and retained earnings of the Company and its subsidiaries for the period from the beginning of each fiscal year to the end of such fiscal year, and consolidated balance sheets as at the end of such fiscal year, setting forth in each case in comparative form corresponding figures for the preceding fiscal year, which statements will be prepared in accordance with generally accepted accounting principles, consistently applied (except as approved by the accounting firm examining such statements and disclosed by the Company), and will be accompanied by a report thereon of certified public accountants;

                  (iii) promptly as legally permitted, any additional reports or other detailed information concerning significant aspects of the operations and condition, financial or otherwise, of the Company and its subsidiaries, given to the Company by its independent accountants;

                  (iv) within ten (10) days after transmission or receipt thereof, copies of all financial statements, proxy statements and reports which the Company sends to its stockholders or directors, and copies of all registration statements and all regular, special or periodic reports which it or any of its officers or directors files with the Commission or with any securities exchange on which any of the securities of the Company are then listed or proposed to be listed, copies of all press releases and other statements made generally available by the Company to the public concerning material developments in the business of the Company and its subsidiaries and copies of material communications sent to or received from stockholders, directors or committees of the Board of Directors of the Company or any of its subsidiaries and copies of all material communications sent to and received from any lender to the Company, all to the extent the Company is legally permitted to disclose such materials; and

                  (v) with reasonable promptness such other information and financial data concerning the Company as any person entitled to receive materials under this Section 5q may reasonably request.

                  r. Notice of Adverse Change. The Company shall promptly give notice to all holders of any Securities (but in any event within seven (7) days) after becoming aware of the existence of any condition or event which constitutes, or the occurrence of, any of the following:

                  (i) any Event of Default under the Debentures;

                  (ii) the institution of an action, suit or proceeding against the Company before any court, administrative agency or arbitrator, including, without limitation, any action of a foreign government or instrumentality, which, if adversely decided, could materially adversely affect the business, prospects, properties, financial condition or results of operations of the Company, whether or not arising in the ordinary course of business; or

                  (iii) any information relating to the Company which could reasonably be expected to materially and adversely affect the assets, property, business or condition (financial or otherwise) of the Company or its ability to perform the terms of this Agreement. Any notice given under this Section 5r shall specify the nature and period of existence of the condition, event, information, development or circumstance, the anticipated effect hereof and what actions the Company has taken and/or proposes to take with respect thereto.

                  s. Compliance With Agreements; Compliance With Laws. The Company and its subsidiaries shall comply with the material terms and conditions of all material agreements, commitments or instruments to which the Company or any of its subsidiaries is a party or by which it or they may be bound. The Company shall and shall cause each of its subsidiaries to duly comply in all material respects with any material laws, ordinances, rules and regulations of any foreign. federal, state or local government or any agency thereof, or any writ, order or decree, and conform to all valid requirements of governmental authorities relating to the conduct of their respective businesses, properties or assets, including, but not limited to, the requirements of ERISA, the Environmental Protection Act, the Occupational Safety and Health Act, the Foreign Corrupt Practices Act and the rules and regulations of each of the agencies administering such acts.

                  t. Protection of Licenses, etc. The Company shall maintain, defend and protect to the best of its ability licenses and sublicences (and to the extent the Company is a licensee or sublicensee under any license or sublicense, as permitted by the license or sublicense agreement), trademarks, trade names, service marks, patents and applications therefor and other proprietary information owned or used by it and shall keep duplicate copies of any licenses, trademarks, service marks or patents owned or used by it, if any, at a secure place selected by the Company.

                  u. Accounts and Records; Inspections. (i) The Company shall keep true records and books of account in which full, true and correct entries will be made of all dealings or transactions in relation to the business and affairs of the Company and its subsidiaries in accordance with generally accepted accounting principles applied on a consistent basis.

                  (ii) The Company shall permit each holder of any Securities or any of such holder's officers, employees or representatives during regular business hours of the Company, upon reasonable notice and as often as such holder may reasonably request, to visit and inspect the offices and properties of the Company and its subsidiaries and (i) to make extracts or copies of the books, accounts and records of the Company or its subsidiaries, and (ii) to discuss the affairs, finances and accounts of the Company and its subsidiaries, with the Company's (or subsidiary's) directors and officers, its independent pubic accountants, consultants and attorneys.

                  (iii) Nothing contained in this Section 5u shall be construed to limit any rights which a holder of any Securities (a "Holder") may have with respect to the books and records of the Company and its subsidiaries, to inspect its properties or to discuss its affairs, finances and accounts.

                  v. Further Assurances. From time to time the Company shall execute and deliver to the Purchaser and the Purchaser shall execute and deliver to the Company such other instruments, certificates, agreements and documents and take such other action and do all other things as may be reasonably requested by the other party in order to implement or effectuate the terms and provisions of this Agreement and any of the Securities.

5.    TRANSFER AGENT INSTRUCTIONS.

                  a. The Company warrants that no instruction, other than the instructions referred to in this Section 5 and stop transfer instructions to give effect to Sections 4(a) and 4(b) hereof prior to the registration and sale of the Warrants and shares of Common Stock in the manner contemplated by the Registration Rights Agreement, will be given by the Company to the transfer agent and that the shares of Common Stock issuable upon conversion of the Debentures or upon exercise of the Warrants shall otherwise be freely transferable on the books and records of the Company as and to the extent provided in this Agreement, the Registration Rights Agreement and applicable law. Nothing in this Section shall affect in any way the Purchaser's obligations and agreement to comply with all applicable securities laws upon resale of the Securities. If the Purchaser provides the Company with an opinion of counsel reasonably satisfactory (as to both the identity of such counsel and the content of such opinion) to the Company and its counsel that registration of a resale by the Purchaser of any of the Securities in accordance with clause (1)(B) of
Section 4(a) of this Agreement is not required under the Securities Act, the Company shall permit the transfer of the Securities and, in the case of the Common Stock, promptly instruct the Company's transfer agent to issue one or more certificates for Common Stock without legend in such names and in such denominations as specified by the Purchaser.

                  b. The Purchaser shall exercise its right to convert the Debentures or to exercise the Warrants by faxing an executed and completed Notice of Conversion or Subscription Form, as applicable, to the Company, and delivering within three (3) business days thereafter, the original Notice of Conversion (and the related original debentures) or Subscription Form (and the related original Warrants) to the Company by hand delivery or by express courier, duly endorsed. Each date on which a Notice of Conversion or Subscription Form is faxed in accordance with the provisions hereof shall be deemed a "Conversion Date." The Company will transmit the certificates representing the Common Stock issuable upon conversion of any Debenture or upon exercise of any Warrants (together with the debentures not so converted, or the Warrants not so exercised) to the Purchaser via express courier as soon as practicable, but in all events no later than seven (7) days in the case of conversion of the Debentures or five (5) business days in the case of the exercise of any Warrant after the Conversion Date (each such delivery date, is referred to herein as a "Delivery Date"). For purposes of this Agreement, such conversion of the Debentures or the exercise of the Warrants shall be deemed to have been made immediately prior to the close of business on the Conversion Date.

                  c. (i) The Company understands that a delay in the issuance of Common Stock beyond the applicable Delivery Date could result in an economic loss to the Purchaser. As a result, the Company agrees to pay to the Purchaser for late issuance of Common Stock upon conversion of the Debentures or upon exercise of the Warrants (each such event a "Conversion Default") the Periodic Amount (as defined below).

                  (ii) The "Periodic Amount" to be paid by the Company to the Purchaser as of each thirty (30) day period during which a Conversion Default shall be in effect (each such period, a "Default Period") shall be equal to two percent (2%) of the purchase price paid by the Purchaser (the "Purchase Price") for all of the Units; provided that, with respect to any Default Period during which the relevant Conversion Defaults shall have been cured, the Periodic Amount shall be pro rated for the number of days during such period during which the Conversion Defaults were pending; and provided, however, that the payment of such Periodic Amounts shall not relieve the Company from its continuing obligations to convert the Warrants and Shares pursuant to the terms thereof.

                  (iii) Each Periodic Amount shall be payable by the Company in cash or other immediately available funds to the Purchaser monthly, without demand therefor by the Purchaser; provided that, if the Periodic Amount for any Default Period shall exceed an aggregate of $100,000, the Company shall only be obligated to pay an aggregate of $100,000 of the such amount in cash, and the remainder in Shares of Common Stock (such amounts of cash and stock shall be pro rated for the Purchaser in accordance with the percentage it holds of the aggregate principal amount outstanding under the Debentures). To the extent any portion of the Periodic Amount shall be paid in Shares, such Shares shall be issued at the Applicable Conversion Price (as defined in the Debentures). If the Company shall not remit the Periodic Amounts payable to Purchaser as set forth in paragraph (ii) above, the Company will pay Purchaser reasonable costs of collection, including attorneys' fees, in addition to the Periodic Amounts.

                  (iv) The parties acknowledge that the damages which may be incurred by the Purchaser upon a Conversion Default may be difficult to ascertain. The parties agree that the Periodic Amount represents a reasonable estimate on the part of the parties, as of the date of this Agreement, of the amount of such damages.

                  d. The Company shall pay any payments that are payable to the Purchaser pursuant to this Section 5 in immediately available funds upon demand. Nothing herein shall limit the Purchaser's right to pursue actual damages for the Company's failure to so issue and deliver Common Stock to the Purchaser. Furthermore, in addition to any other remedies which may be available to the Purchaser, in the event that the Company fails for any reason to effect delivery of such Common Stock within five (5) business days after the relevant Delivery Date, the Purchaser will be entitled to revoke the relevant Notice of Conversion or Form of Election to Purchase by delivering a notice to such effect to the Company, whereupon the Company and the Purchaser shall each be restored to their respective positions immediately prior to delivery of such Notice of Conversion or Subscription Form. For purposes of this Section 5, "business day" shall mean any day in which the financial markets of New York are officially open for the conduct of business therein.

6.    EXPENSES.

                  The Company covenants and agrees with the Purchaser that the Company will pay or cause to be paid the following: (a) the fees, disbursements and expenses of the Purchaser's counsel in connection with the issuance of the Securities payable on the Closing Date, (b) all expenses in connection with registration or qualification of the Securities for offering and sale under state securities laws as provided in Section 4(f) hereof, and (c) all other costs and expenses incident to the performance of its obligations hereunder which are not otherwise specifically provided for in this Section, including the fees and disbursements of the Company's counsel, accountants and other professional advisors, if any; provided that the Company shall not be required to pay more than $20,000 for the fees, disbursements and expenses under clause
(a) of this Section 6. If the Company fails to satisfy its obligations or to satisfy any condition set forth in this Agreement, as a result of which the Securities are not delivered to the Purchaser on the terms and conditions set forth herein, the Company shall reimburse the Purchaser for any out-of-pocket expenses reasonably incurred in making preparations for the purchase, sale and delivery of the Securities not so delivered.

7.    GOVERNING LAW; MISCELLANEOUS

                  This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York, without regard to principles of conflict of laws. Each of the parties consents to the jurisdiction of the federal courts whose districts encompass any part of the City of New York or the state courts of the State of New York sitting in the City of New York in connection with any dispute arising under this Agreement or any of the transactions contemplated hereby, and hereby waives, to the maximum extent permitted by law, any objection, including any objections based on forum non conveniens, to the bringing of any such proceeding in such jurisdictions. This Agreement may be signed in one or more counterparts, each of which shall be deemed an original. The headings of this Agreement are for convenience of reference only and shall not form part of, or affect the interpretation of this Agreement. This Agreement and each of the Primary Documents have been entered into freely by each of the parties, following consultation with their respective counsel, and shall be interpreted fairly in accordance with its respective terms, without any construction in favor of or against either party. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement or the validity or unenforceability of this Agreement in any other jurisdiction. This Agreement shall inure to the benefit of, and be binding upon the successors and assigns of each of the parties hereto, including any transferees of the Securities. This Agreement may be amended only by an instrument in writing signed by the party to be charged with enforcement. This Agreement supersedes all prior agreements and understandings among the parties hereto with respect to the subject matter hereof.

8.    NOTICES.

                  Any notice required or permitted hereunder shall be given in writing (unless otherwise specified herein) and shall be effective upon personal delivery, via facsimile (upon receipt of confirmation of error-free transmission) or two business days following deposit of such notice with an internationally recognized courier service, with postage prepaid and addressed to each of the other parties thereunto entitled at the following addresses, or at such other addresses as a party may designate by five days advance written notice to each of the other parties hereto.


Company:                         ADVANCED VIRAL RESEARCH CORP.
                                 200 Corporate Boulevard South
                                 Yonkers, New York 10701

                                 Att.: Shalom Z. Hirschman, M.D.
                                 Tel.: (914) 376-7383
                                 Fax:  (914) 376-7368

                                 and to:

                                 ADVANCED VIRAL RESEARCH CORP.
                                 1250 E. Hallandale Beach Blvd.
                                 Hallandale, Florida 33009

                                 Att.: William Bregman
                                 Tel.: (954) 458-7636
                                 Fax:  (954) 458-4715

                                 With a copy to:

                                 Wolf, Block, Schorr and Solis-Cohen LLP
                                 250 Park Avenue
                                 New York, New York 10177

                                 Att: Robert E. Fischer, Esq.
                                 Tel.: (212) 986-1116
                                 Fax:  (212) 986-0604

Purchaser:                       FOCUS INVESTORS LLC
                                 c/o WEC Asset Management LLC
                                 One World Trade Center
                                 Suite 4563
                                 New York, New York  10048

                                 Att.: Ethan E. Benovitz
                                 Tel.: (212) 775-9299
                                 Fax:  (212) 775-9311

                                 With a copy to:

                                 Kronish Lieb Weiner & Hellman LLP
                                 1114 Avenue of the Americas
                                 New York, New York  10036

                                 Att.:  Steven Huttler, Esq.
                                 Tel.:  (212) 479-6136
                                 Fax:   (212) 479-6275

9.    SURVIVAL.

                  The agreements, covenants representations and warranties of the Company and the Purchaser shall survive the execution and delivery of this Agreement and the delivery of the Securities hereunder.

         IN WITNESS WHEREOF, this Securities Purchase Agreement has been duly executed by each of the undersigned.

                                ADVANCED VIRAL RESEARCH CORP.


                                By:
                                    --------------------------------------------
                                    Name:  Shalom Z. Hirschman
                                    Title: President and Chief Executive Officer


                                FOCUS INVESTORS LLC


                                By: WEC Asset Management LLC, Manager


                                    By:
                                        ----------------------------------------
                                        Name:  Ethan E. Benovitz
                                        Title: Managing Director